Exhibit 10.1

THE

EDUCATION MANAGEMENT CORPORATION

DEFERRED COMPENSATION PLAN

AMENDED FOR IMPLEMENTATION FEBRUARY 1, 2003

TABLE OF CONTENTS

Welcome to the Plan!	1
Participation	1
Salary Deferrals	2
Company Credits	4
Investment Credits	5
Deferral of Gain from the Exercise of Stock Options	6
Lack of Funding	8
Payment of Benefits	9
Hardship Withdrawals	11
Administration, Claims and Appeals	11
Miscellaneous	12

WELCOME TO THE PLAN!

Introduction.    This is the plan document for the Education Management Corporation Deferred Compensation Plan. This is an unfunded, non-qualified deferred compensation arrangement. The purpose is to allow additional retirement savings for a select group of management or highly compensated employees in view of the restrictions on the contributions that can be made, or benefits that can be accrued, for these employees under tax-qualified retirement plans of the employer.

Ordinary names.    In this document, we will call things by their ordinary names. Education Management Corporation will be called “the company.” This plan will simply be called “the plan.” When we say “you,” we mean employees who are eligible to participate in the plan and choose to do so. When we say “the Code,” we mean the Internal Revenue Code of 1986, as amended.

Effective date.    This document amends and restates the plan effective January 1, 2003. This amendment and restatement does not attempt to describe the rules that were in effect under the plan before that date and therefore does not apply to any participant whose employment with the employer terminated before that date (any such participant’s rights being governed by the terms of the plan as in effect when his termination of employment occurred).

PARTICIPATION

Committee discretion.    The Retirement Committee has complete discretion to select employees for participation in this plan.

Current criteria.    At present, the Retirement Committee has exercised its discretion to make eligible:

•	outside directors of the company, with respect to their director’s fees and gain on the exercise of stock options,

•	school presidents, and

•	executive employees of the company and designated subsidiaries who earn $150,000 or more per year.

Legal limitation.    Despite the discretion of the Retirement Committee and the current criteria just described, no employee will be selected for participation or continued as a participant in this plan if, due to the employee’s participation, the plan would fail to qualify as primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meaning of sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended.

Participation agreement.    Participation is not automatic if and when you satisfy the current criteria. Instead, employees who satisfy the current criteria will be notified of their eligibility and offered the opportunity to participate. If you wish to participate, you must complete and file with the administrator of the plan a written participation agreement.

If you choose to make salary deferrals, the participation agreement will reflect your choice. But in any event, the participation agreement will (i) confirm your participation, (ii) indicate your initial choice with regard to investment credits on any company credits that may be made, (iii) indicate your choice as to the form of payment and (iv) designate your beneficiary.

Annual determination.    Eligibility to participate is determined annually. The fact that you were eligible to participate (and did participate) in one year does not automatically entitle you to participate in any future year.

Your participation agreement, however, is “evergreen.” It remains in effect and governs your choices under the plan during those years when you do participate in the plan, unless and until you change it.

Changing your participation agreement.    Except for changes with regard to investment credits (which we will explain in just a moment), you change your participation agreement by completing and filing a new one with the administrator of the plan.

A change in the amount of salary deferrals will take effect at the beginning of the next calendar year, as long as it is filed with the administrator no later than December 31 of the preceding calendar year. A change in the time or form of payment will take effect as described later in the plan in the section called “Payment.” A change of beneficiary will take effect immediately upon filing with the administrator.

With regard to investment credits, you change your choices in the same manner as under the Retirement Plan–by calling Fidelity at (800) 835-5092 during normal business hours–and the changes take effect as soon as Fidelity processes them.

SALARY DEFERRALS

Introduction.    You may choose to defer a certain percentage of your salary and/or bonus into the plan. If you do, that amount will not be paid to you currently in cash but will be credited to a bookkeeping account in your name under the plan. (With regard to outside directors, references in this section to “salary” will be understood as referring to director’s fees.)

Amount.    There are two possible elements of your choice to defer.

Ordinary deferral of salary.    First, you may defer a fixed, whole percentage of your salary and/or bonus. The amount of deferral must be at least 1% of your compensation or $1,000, whichever is less. The amount may not be more than 100% of your compensation. Alternatively, you may defer a fixed dollar amount, as long as the amount is within those limits.

Supplemental deferral based on amounts returned under Retirement Plan.    Second, entirely separate from the percentage described in the preceding paragraph (and assuming you have not already chosen to defer 100% of your compensation, of course), you may defer an additional amount of salary equal to all or a portion of any elective contributions (plus interest) that are returned to you from the Education Management Corporation Retirement Plan (we’ll just call it the “Retirement Plan”) by reason of the non-discrimination requirements of law.

That is to say, in a given calendar year, elective contributions made under the Retirement Plan in the preceding year may be returned to you (with interest) because of the non-discrimination requirements of law. If you have elected supplemental deferral under this paragraph, while the elective contributions (and interest) will still be returned to you in cash from the Retirement Plan, an offsetting additional deferral will be taken from your current salary under this plan. The net economic effect will be that the amount remains deferred, but under this plan instead of under the Retirement Plan. You may elect to defer any whole percentage of any such return of elective contributions, from zero to 100%.

Written election.    In order to defer compensation into the plan, you must complete and file with the administrator of the plan a written election. The written election will specify the percentage and whether it applies to salary or bonus or both. The election will also specify whether you wish to defer an additional amount equal to all or any portion of any elective contributions (and interest) that may be returned to you in the particular calendar year.

Timing.    In order to defer for a particular calendar year, you must complete and file the written election with the administrator of the plan no later than December 31 of the preceding calendar year.

With respect to the additional deferral equal to all or a portion of the elective contributions that may be returned under the Retirement Plan, the timing may require more explanation. An election made by December 31 of Year 1 applies to compensation earned in Year 2. In the case of supplemental deferrals equal to contributions that are returned under the Retirement Plan, the supplemental deferral occurs in Year 2 based on elective contributions that are returned in Year 2 and the deferral is made from compensation earned and otherwise payable in Year 2.

This is so even though the contributions returned from the Retirement Plan in Year 2 were made to the Retirement Plan in Year 1. An election of supplemental deferral under this plan must therefore be made before it is known whether elective contributions will be returned from the Retirement Plan at all. The election will therefore be contingent–applicable only if and when elective contributions are in fact returned under the Retirement Plan.

COMPANY CREDITS

Introduction.    Whether or not you choose to defer salary and/or bonus, you may receive company credits under the plan in the following circumstances.

Matching contributions.    If you made elective contributions under the Retirement Plan that generated the maximum matching contribution under the Retirement Plan (or your matching contributions did not reach the maximum because your elective contributions reached the dollar limit before the end of the year), you may be entitled to a company credit under this section.

If so, you are entitled to a credit under this section if the amount of matching contributions that you received under the Retirement Plan was limited:

•	by section 401(a)(17) of the Code (which limits compensation taken into account under the Retirement Plan to a stated amount, which is $170,000 in 2000, for example) or

•	by section 402(g) of the Code (which limits elective contributions under the Retirement Plan to a stated amount, which is $10,500 in 2000, for example).

If so, the company will credit you under this plan with an amount equal to the additional matching contribution that you would have received under the Retirement Plan if you had not been so limited.

EXAMPLE 1–Not eligible for company matching credit.    It is 2000. Your compensation is $200,000 (although only $170,000 can be taken into account under the Retirement Plan). You make elective contributions under the Retirement Plan of 4% of compensation. You receive no credit under this section of this plan, because you did not make elective contributions under the Retirement Plan that generated the maximum matching contribution under the Retirement Plan, nor did your matching contributions reach the maximum because your elective contributions reached the dollar limit.

EXAMPLE 2–Eligible and limited by 401(a)(17).    It is 2000. Your compensation is $200,000 (although only $170,000 can be taken into account under the Retirement Plan). You make elective contributions under the Retirement Plan of 6% of compensation, which generate the maximum matching contribution of 4.5% (that is, 4.5% of $170,000, which is $7,650). If the compensation that is taken into account under the Retirement Plan were not limited to $170,000, your matching contribution would have been $9,000 (that is, 4.5% of $200,000). Therefore, under this section of this plan, you receive a company credit equal to the difference–$9,000 minus $7,650, or $1,350.

EXAMPLE 3–Eligible and limited by 402(g).    It is 2000. Your compensation is $170,000. You make elective contributions under the Retirement Plan of 10% of compensation, a percentage calculated to generate the maximum matching contribution. But your elective contributions reach the limit of $10,500 well before the end of the year (whenever your cumulative compensation during the year reaches $105,000), at which point they stop. When your elective contributions stop, so do the matching contributions, which up to that point have accumulated to $4,725. Effective January 1, 1999, under the Retirement Plan a “catch-up” matching contribution is made at the end of the year to bring your matching contributions up to the maximum of $7,650; that adjustment relieves you of the effect of your elective contributions stopping before the end of the year. But before 1999 (and if that “catch-up” provision is ever eliminated), you would get a credit under this section equal to the “catch-up” amount (that is, the maximum of $7,650 minus your actual matching contributions of $4,725, or 2,925).

Discretionary contributions and forfeitures.    Your share of company discretionary contributions and forfeitures under the Retirement Plan may be limited by either or both of two legal limits–the limit on compensation that may be taken into account (in 2000, $170,000) and the limit under section 415 of the Code on total allocations of contributions and forfeitures. If so, the company will credit you under this plan with the discretionary contributions and/or forfeitures that you would have received under the Retirement Plan (if the Retirement Plan had not been subject to those two legal limits) but did not receive under the Retirement Plan. (These are credits of cash, not stock, even if they relate to forfeitures from employer stock accounts under the Retirement Plan.)

INVESTMENT CREDITS

Introduction.    The amount that you are entitled to receive under the plan is a function of the salary deferrals that you make, the company credits that you receive under the plan, and investment credits. This section will explain the system of investment credits.

Hypothetical investments.    Investment credits are calculated as if the amounts standing to your credit under the plan were invested in one or more of a variety of mutual or collective funds (listed below). While we call them investment “credits,” you realize of course that they may be either positive or negative, depending on the performance of the funds that are used as measuring devices.

In addition, we want to emphasize that, for legal reasons, the amounts standing to your credit under the plan are nothing more than bookkeeping entries that measure the extent of the company’s contractual obligation to pay you under the terms of the plan. That includes the investment credits. You do not have any right to, or interest in, any assets that the company may set aside for this purpose or investment gains on them.

Your choice.    You do, however, have a choice as to the mutual or collective funds that will be used as the measuring stick for the investment credits that will be added to your account. When you first become eligible to participate, you will be asked to choose from among the funds offered under the Retirement Plan. Those choices are shown on Appendix B to the Retirement Plan, which is incorporated here by reference as it may be in effect from time to time. As an exception, the Managed Income Portfolio (Fidelity) is not available under this plan, nor is any employer stock fund that might become available under the Retirement Plan.

If for any reason there is no current choice on file for you, the plan hereby requires that the measuring stick be the Fidelity Intermediate Bond Fund, and neither the plan administrator nor any other fiduciary of the plan shall have any authority or discretion to direct otherwise. The same applies to any portion of your choice that becomes out of date, such as if you have chosen a particular fund and that fund is no longer offered (unless a substitute fund is automatically provided).

The choice that you make for the amounts currently standing to your credit under the plan need not be the same as the choice you make for future credits. But choices among the funds are not permitted in increments smaller than 10% of the amount to which they apply.

As noted above, you may change your choice with regard to investment credits at any time by calling Fidelity during normal business hours at (800) 835-5092.

Statements.    The administrator of the plan will provide annual statements showing the amounts standing to your credit under the plan. The statements will separately account for salary deferrals, different types of company credits, and investment credits. But you may inquire about your balance or get a statement at any time by calling Fidelity at (800) 835-5092. Or you can visit the Fidelity website at www.401k.com.

DEFERRAL OF GAIN FROM THE

EXERCISE OF STOCK OPTIONS

Introduction.    If you hold a stock option under the company’s 1996 Stock Incentive Plan, then entirely apart from the system of salary deferrals, company credits and investment credits which has been described up to this point, you may choose to defer under this plan the gain that you would otherwise realize upon the exercise of that stock option. If you do, the stock that you would otherwise have received upon exercise of the stock option will not be paid to you currently but will be credited to a bookkeeping account in your name under the plan for payment to you (or your beneficiary) at a future date.

Written election.    In order to defer gain from the exercise of a stock option into the plan, you must complete and file with the administrator of the plan a written election. The written election will specify either (a) the particular options from which the gain will be deferred under this plan, regardless of when the option is exercised, or (b) the particular exercises from which the gain will be deferred under this plan, identified by a date or range of dates, or (c) a combination of both.

For example, you may elect to defer under this plan the gain from (a) the exercise of all non-qualified stock options granted under the 1996 Stock Incentive Plan, but none of the incentive stock options, or (b) all exercises of stock options during a stated calendar year, or (c) all exercises of non-qualified stock options granted under the 1996 Stock Incentive Plan that occur during a particular calendar year.

Please note:    As explained in more detail below, the purpose of this section of the plan is to postpone federal income taxation on the element of gain from exercising a stock option–taxation that would otherwise occur when you exercise the option. Since federal income taxation of the gain at exercise applies to non-qualified stock options but not to incentive stock options, you may reasonably conclude that this section should only be used with respect to non-qualified stock options.

Timing.    You may make the election to defer under this section of the plan at any time. But the election will apply only to exercises that satisfy both of the following conditions:

•	the exercise occurs in a calendar year following the calendar year in which the election was filed with the administrator of this plan, and

•	the exercise occurs at least six months after the election was filed with the administrator of this plan.

For example, if an election is filed with the plan administrator on February 15, 2002, it cannot apply to any exercises that occur before January 1, 2003. If an election is filed with the administrator on October 15, 2002, it cannot apply to any exercises that occur before April 15, 2003.

Once filed with the plan administrator, an election under this section of the plan is irrevocable.

Exercising the option.    If you have elected to defer under this section of the plan, do not initiate an exercise of your stock option through Mellon Investor Services (or the then-current transfer agent). Instead, please contact Human Resources to initiate the process, in order to assure that the option stock is not issued to you, as we will explain here.

Upon exercise, you will not receive the shares of stock that represent the element of gain from exercising the stock option. When we say “the element of gain from exercising the stock option,” we mean the excess of the value of the stock that you would receive by exercising the stock option over the amount that you had to pay to exercise the stock option (either in cash or in stock). This is the amount on which you would ordinarily be taxed if you did not use this section of this plan.

EXAMPLE:    You have the option to buy 100 shares of company stock at an option price of $20. The stock has a current market value of $25. You exercise your option by paying $2,000 and, in return, would ordinarily receive 100 shares of stock valued at $2,500. In this example, $2,000 worth of that stock represents a return of your purchase price; $500 worth of stock represents the element of gain from exercising the stock option. In this example, the gain from exercising the option consists of 20 shares of stock ($500 worth of stock at $25 per share equals 20 shares).

EXAMPLE:    The facts are the same as the previous example, except that you exercise by using a cashless method such as “exercise and sell to cover,” meaning that you are treated as if you exercised the option by buying 100 shares at $20, costing $2,000, and then sold 80 shares at $25 to cover the cost of exercising the option (selling 80 shares at $25 raises $2,000). That would likewise leave you with 20 shares as the element of gain from exercising the option.

Upon exercise, instead of receiving the shares of stock that represent the element of gain from exercising the option, you will receive a credit under this plan, expressed as the number of shares of stock that represent the element of gain. In the examples above, you would receive a credit under this plan equal to 20 shares of stock. We will call these “stock credits” in the remainder of this plan. As with all other amounts deferred under this plan, stock credits represent nothing more than the company’s unfunded, unsecured promise to pay the shares to you at a future date, in accordance with the terms of this plan. You do not own the stock unless and until it is paid to you pursuant to the terms of this plan.

Dividends.    You do not earn investment credits on shares of stock that are credited to your account under this section of the plan. Instead, if dividends are payable on the stock for which the stock credit under this plan is a substitute, then your account under this plan will receive additional credits, expressed in shares of company stock, equal to the value of the dividends. Alternatively, if you so choose by written election made and filed with the plan administrator before a dividend is declared, you may receive a current cash payment from the company equal to the dividend in the same manner as if you actually owned the stock that stands to your credit under this plan.

LACK OF FUNDING

Introduction.    We say “credits” in this document deliberately, because this plan involves nothing more than a contractual promise by the company to pay deferred compensation when (and in the amounts) determined under the terms of the plan. Legally, the plan is unfunded and unsecured, as this section will explain.

Unfunded, unsecured promise to pay.    This plan is unfunded and has no assets. The promise of benefits under the plan is no more than a contractual obligation of the company to be satisfied from its general assets. Participation in the plan gives you nothing more than the company’s contractual promise to pay deferred compensation when due in accordance with the terms of this plan.

Salary deferral.    Just to make the point clear once again, if you choose to defer salary under the plan, the amount that you choose to defer is not an “employee contribution” and is not an asset of yours or of the plan. It reflects nothing more than a re-structuring of your compensation arrangement, whereby current compensation is somewhat less and deferred compensation is somewhat more.

Reserves.    The company is not required to segregate, maintain or invest any portion of its assets by reason of its contractual commitment to pay deferred compensation under this plan. If the company nevertheless chooses to establish and invest a reserve (as a matter of prudent management of its contractual liability), such reserve remains an asset of the company in which no participating employee has any right, title or interest. Employees entitled to deferred compensation under this plan have the status of general unsecured creditors of the company.

Rabbi trust.    Though not required to do so, the company may establish (and has in fact established) a so-called rabbi trust (so named because it was invented by a synagogue and first approved by the IRS for a rabbi). Here is how the rabbi trust works:

•	The rabbi trust is held by a financial institution as trustee under a detailed, written trust agreement.

•	The company contributes cash to the rabbi trust at whatever times and in whatever amounts it chooses. Please note that this applies only to salary deferrals, company credits, and investment credits. If you use this plan to defer the element of gain from the exercise of a stock option, and therefore receive stock credits under this plan, no stock is transferred to, or held in, the rabbi trust.

•	The assets of the trust are considered to be assets of the company. For example, the investment earnings of the trust are taxable income to the company under the “grantor trust” rules. As noted in the previous section of this plan, no participant or beneficiary of the plan has any right, title or interest in the assets of the rabbi trust.

•	But under the terms of the rabbi trust, the assets may be used only for the purpose of paying benefits under this plan, barring bankruptcy of the company (or similar events), in which event the assets of the rabbi trust are available not just to participants and beneficiaries of this plan but to all other creditors of the company as well.

•	To the extent that payments are made to participants and beneficiaries by the trustee from the rabbi trust, those payments are considered payments by the company under the plan and satisfy the company’s obligation under the plan.

The trustee of the rabbi trust is Fidelity Management Trust Company, which is why the plan refers you to Fidelity for information about your account and to change your choices about investment credits.

PAYMENT OF BENEFITS

Introduction.    This section of the plan explains when you are entitled to payment under the plan, how much, and in what form.

Deferrals to a stated date, even before termination of employment.    On your participation form, you may designate salary deferrals (not company credits, which are subject to vesting) to be credited to accounts which are payable on dates that you specify. When the stated date arrives, you are entitled to the total amount standing to your credit in that account (including investment credits), regardless of whether your employment with the company has terminated. You may use this feature to defer for a child’s education, for example.

Termination of employment.    Apart from accounts that are payable on a stated date (as explained in the previous section), payment is triggered by any one of the following events, whichever happens first. When we say “the total amount standing to your credit under the plan,” remember that we are only talking about accounts that are not designated to be paid on stated dates (as explained the in previous section).

•	Normal retirement. If your employment with the company terminates on or after your 65th birthday, you are entitled to receive payment equal to the total amount standing to your credit under the plan, including salary deferral credits, company credits, investment credits and stock credits (if any).

•	Early retirement. If your employment with the company terminates on or after your 55th birthday and you have completed at least 5 years of service with the company (with the meaning of the Retirement Plan), you are entitled to receive payment equal to the total amount standing to your credit under the plan, including salary deferral credits, company credits, investment credits, and stock credits (if any).

•	Disability. If you become totally and permanently disabled while still employed by the company, you are entitled to receive payment equal to the total amount standing to your credit under the plan, including salary deferral credits, company credits, investment credits, and stock credits (if any).

For this purpose, total and permanent disability means that you are unable to engage in any substantial gainful activity by reason of any physical or mental impairment which is expected to result in death or be of a long, continued and indefinite duration, as certified by a written opinion of a physician selected by the administrator of the plan.

•	Death. If you die while still employed by the company, your beneficiary is entitled to receive payment equal to the total amount standing to your credit under the plan, including salary deferral credits, company credits, investment credits, and stock credits (if any).

•	Other termination of employment. If your employment with the company terminates under any circumstances other than those previously listed in this section, you are entitled to receive all of your salary deferral credits and investment credits on them, as well as all of your stock credits (if any). You are also entitled to receive all of the company credits and investment credits on them if you have completed at least 3 years of service (within the meaning of the Retirement Plan). If you have not completed at least 3 years of service (within the meaning of the Retirement Plan), you are not entitled to receive any of the company credits and investment credits on them, with one exception.

As an exception, if you had completed at least 3 years of service (within the meaning of the Retirement Plan) by April 1, 2000, then you are entitled to 20% of the company credits and investment credits on them (if you have completed only 3 years of service at the time of your termination) or 40% of the company credits and investment credits on them (if you have completed only 4 years of service at the time of your termination).

When payment is made.    By default, payment is made (or begun, if payment is to be made in installments) as soon as administratively feasible after the triggering event. If you die before payment is made in full, the balance of your entitlement will be paid to your beneficiary as soon as administratively feasible.

But you may alter the default time of payment if you act sufficiently in advance of the triggering event. Sufficiently in advance of the triggering event means (a) during the calendar year before the calendar year in which the triggering event occurs and (b) at least six months before the triggering event occurs. If you file a written form with the plan administration sufficiently in advance of the triggering event, you may postpone the triggering event either for a fixed period or until a fixed date (stated on your form).

EXAMPLE 1:    It is August 2002. You are thinking of taking early retirement (age 55 plus 5 years of service) on April 1, 2003. Early retirement will trigger payment under this plan. But you file a written form with the plan administrator no later than September 30, 2002 stating that you wish payment to be deferred until 3 years after your early retirement. You take early retirement on April 1, 2003. Because the form was filed during the preceding calendar year and at least six months before your early retirement, payment is successfully postponed until 3 years after your early retirement.

EXAMPLE 2:    Same facts as Example 1, except that you die on January 15, 2003. Your death triggers payment under this plan. Because your form was not filed at least six months before the triggering event, however, it is not given effect. Your beneficiary is paid as soon as administratively possible after your death.

Form of payment.    Payment of salary deferral credits, company credits and investment credits on both is made in cash. Payment of stock units is made in stock. In either case, by default, payment is made in a single payment.

But you may alter the default form of payment if you act sufficiently in advance of the triggering event. Sufficiently in advance of the triggering event means (a) during the calendar year before the calendar year in which the triggering event occurs and (b) at least six months before the triggering event occurs. If you file a written form with the plan administration sufficiently in advance of the triggering event, you may choose to have payments made in annual installments over a period that you choose, as long as it is at least 2 years and not more than 10 years.

If you choose installment payments, the unpaid balance of your entitlement will remain in the plan and will remain subject to investment credits. The amount of each annual payment will be the balance then standing to your credit under the plan multiplied by a fraction which is 1 divided by the number of remaining payments.

Please note:    Before January 1, 2003, the plan required you to choose the form of payment on your original participation agreement, and you could not change the form of payment except as applied to amounts deferred in the future. That restriction no longer applies. The choices that you made on your original participation agreement will remain in effect on and after January 1, 2003 if you take no further action. But if you would like to change your choices, you may do so at any time (in accordance with the rules just described) with respect to both past and future accruals.

Your beneficiary.    Your beneficiary is the individual or entity designated on the last participation agreement that was completed and filed with the administrator of the plan before your death. Please note that separation or divorce does not automatically change your designation of beneficiary. It is your responsibility to keep your designation current based on your current circumstances.

If no designated beneficiary survives you, your estate will be considered your beneficiary. This might occur if you fail to name a beneficiary or if all of your designated beneficiaries die before you do.

If your beneficiary is a minor or legally incompetent, the administrator may, in its discretion, make payment to a legal or natural guardian, other relative, court-appointed representative, or any other adult with whom the minor or incompetent resides. Any payment made in good faith by the administrator will fully discharge the obligation of the plan with regard to that payment, and the administrator will have no duty or responsibility to see to the proper application of any such payment.

Forfeitures.    If your employment terminates as described above under the heading “Other termination of employment” and you are not entitled to 100% of your company credits (and investment credits on them), the balance will be retained on the books of the plan until you have a “Break in Service”

within the meaning of the Retirement Plan but will then be permanently forfeited.

That is to say, if you return to employment before incurring a “Break in Service,” the forfeiture amount will remain in your account and you may be able to earn additional entitlement to that amount with additional years of service. But if you return after incurring a “Break in Service,” the forfeiture amount will have been removed from your account and you will never be able to earn any additional entitlement to that amount.

HARDSHIP WITHDRAWALS

Introduction.    Besides deferrals to a stated date, there is one more circumstance in which you may be able to withdraw from the plan while still employed.

Administrator’s discretion.    The administrator of the plan has discretion to grant an in-service withdrawal in the circumstance where you establish hardship. But hardship withdrawal is limited to your salary deferral credits and stock credits (if any). That means no company credits and no investment credits on either salary deferral credits or company credits.

Hardship.    For this purpose, hardship means severe financial hardship to you resulting from:

•	a sudden and unexpected illness or accident of you or a dependent (within the meaning of section 152(a) of the Code),

•	loss of your property due to casualty, or

•	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control.

The need to send a child to college and the desire to purchase a home do not qualify for a hardship withdrawal.

Amount available.    The amount available is not more than is reasonably necessary to satisfy the need after exhaustion of other sources such as:

•	reimbursement or compensation by insurance or otherwise,

•	liquidation of other assets (except to the extent that such liquidation would itself create a hardship), and

•	cessation of salary deferrals under this plan.

ADMINISTRATION, CLAIMS

AND APPEALS

Introduction.    The administrator of the plan is the Retirement Committee appointed by the board of directors of the company. The administrator has all rights, duties and powers necessary or appropriate for the administration of the plan.

Claims.    To claim your money (or stock) under the plan, file a written claim with the administrator (c/o Education Management Corporation, 300 Sixth Avenue, Pittsburgh, PA 15222). The plan administrator will respond in writing within 90 days and, if the claim is denied, point out the specific reasons and plan provisions on which the denial is based, describe any additional information needed to complete the claim, and describe the appeal procedure.

Appeal.    If your claim is denied and you disagree and want to pursue the matter, you must file an appeal in accordance with the following procedure. You cannot take any other steps unless and until you have exhausted the appeal procedure. For example, if your claim is denied and you do not use the appeal procedure, the denial of your claim is conclusive and cannot be challenged, even in court.

To file an appeal, write to the administrator stating the reasons why you disagree with the denial of your claim. You must do this within 60 days after the claim was denied. In the appeal process, you have the right to review pertinent documents. You have the right to be represented by anyone else, including a lawyer if you wish. And you have the right to present evidence and arguments in support of your position.

The administrator will ordinarily issue a written decision within 60 days. The administrator may extend the time to 120 days as long as it notifies you of the extension within the original 60 days. The administrator may, in its sole discretion, hold a hearing. The decision will explain the reasoning of the administrator and refer to the specific provisions of this plan on which the decision is based.

Discretionary authority.    The administrator shall have and shall exercise complete discretionary authority to construe, interpret and apply all of the terms of the plan, including all matters relating to eligibility for benefits, amount, time or form of benefits, and any disputed or allegedly doubtful terms. In exercising such discretion, the administrator shall give controlling weight to the intent of the company in establishing the plan. All decisions of the administrator in the exercise of its appellate authority under the plan (or in the exercise of its claims authority, absent an appeal) shall be final and binding on the plan, the company and all participants and beneficiaries.

MISCELLANEOUS

No guarantee of tax consequences.    While the company is pleased to be able to offer this plan for those employees who are eligible for it and wish to take advantage of it, the plan does not qualify for any program under which the Internal Revenue Service would issue an advance ruling or other determination on the federal tax consequences of the plan. This is particularly true of the feature under which the element of gain on the exercise of a stock option may be deferred under this plan–a relatively recent innovation on which the IRS has not yet spoken (when this edition of the plan was adopted). The company does not guarantee the tax consequences of the plan; consult your own tax advisor.

Integration.    This plan document represents the totality of the company’s commitment to provide deferred compensation under this plan. There are no other writings, nor are there any oral representations or understandings, that reflect, add to, subtract from, or alter the terms of this document.

Amendment and termination.    Although the plan was not established with the intention that it be temporary or expire on a certain date, the company reserves the right, in its sole discretion, to amend or terminate the plan at any time, for any reason (or no reason), without notice, retroactively or prospectively.

As the only exception to the foregoing authority to amend or terminate, the company may not amend or terminate the plan in such a way as to reduce the balance that stands to the credit of any participant as of the date of adoption of any such amendment or termination, including salary deferral credits, company credits, and investment credits earned up to that time.

Expenses.    The expenses of the plan will be borne by the company.

Non-alienation.    As required by the Internal Revenue Service, your right to benefits under this plan is not subject in any manner to anticipation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment or any other type of alienation, whether initiated by you or by creditors of you or your beneficiary. Any attempt at alienation will simply be void.

Limitation of liability. No director, officer, or other employee of the company shall be personally liable for any action taken or omitted in connection with this plan and its administration unless attributable to his own fraud or willful misconduct.

The company hereby agrees to provide insurance to, or otherwise indemnify, every director, officer, and other employee of the company who serves the plan in an administrative or fiduciary capacity against any and all claims, loss, damages, expense, and liability arising from any act or failure to act in that capacity unless there is a final court decision that the person was guilty of gross negligence or willful misconduct.

Applicable law.    This plan will be construed according to the law of the Commonwealth of Pennsylvania to the extent not pre-empted by ERISA.